                  SERIES A PREFERRED STOCK PURCHASE AGREEMENT

                           dated as of March 11, 1997

                                     among

                            PAULA INSURANCE COMPANY

                                      and

                     CAPAX MANAGEMENT & INSURANCE SERVICES

TABLE OF CONTENTS

1.PURCHASE, SALE AND TERMS OF SHARES.......................................... 1

1.1 THE PREFERRED SHARES...................................................... 1
1.1 THE CONVERSION SHARES..................................................... 1
1.3 PURCHASE PRICE AND CLOSING................................................ 1
1.4 POST-CLOSING ADJUSTMENT................................................... 2
1.5 POST-CLOSING PAYMENTS..................................................... 2
1.6 USE OF PROCEEDS........................................................... 3
1.7 POST-CLOSING SHARE ADJUSTMENTS............................................ 3
1.8 BUY-SELL AGREEMENT........................................................ 5
1.9 RIGHT OF FIRST REFUSAL.................................................... 5

2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............................. 6

2.1 ORGANIZATION, STANDING AND POWER OF THE COMPANY........................... 6
2.2 AUTHORITY; ENFORCEABILITY; NO CONFLICT.................................... 6
2.3 CAPITALIZATION............................................................ 7
2.4 SUBSIDIARIES.............................................................. 8
2.5 STATUS OF SHARES.......................................................... 8
2.6 FINANCIAL STATEMENTS...................................................... 8
2.7 LIABILITIES............................................................... 9
2.8 INDEBTEDNESS.............................................................. 9
2.9 TITLE TO ASSETS........................................................... 9
2.10 ACTIONS PENDING.......................................................... 9
2.11 COMPLIANCE WITH LAW......................................................10
2.12 TAXES,...................................................................10
2.13 NO MATERIAL ADVERSE CHANGE...............................................10
2.14 CERTAIN FEES.............................................................10
2.15 DISCLOSURE...............................................................11
2.16 BOOKS AND RECORDS........................................................11
2.17 TRANSACTIONS WITH AFFILIATES.............................................11
2.18 ABSENCE OF CERTAIN DEVELOPMENTS..........................................11
2.19 ABSENCE OF OWNERSHIP RIGHTS IN BOOK OF BUSINESS..........................13

3. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER............................13

3.1 ORGANIZATION AND STANDING OF THE PURCHASER................................13
3.2 AUTHORITY; ENFORCEABILITY; NO CONFLICT....................................13
3.3 ACQUISITION FOR INVESTMENT................................................14
3.4 GOVERNMENTAL APPROVALS....................................................14

4. CONDITIONS TO PURCHASER'S OBLIGATIONS......................................14

4.1 REPRESENTATIONS AND WARRANTIES............................................14
4.2 CORPORATE AND SHAREHOLDER PROCEEDINGS.....................................15
4.3 OFFICER'S CERTIFICATE.....................................................15
4.4 NO PROCEEDINGS OR LITIGATION..............................................15
4.5 CERTIFICATE OF DETERMINATION..............................................15
4.6 PAULA TRADING COMPANY AGREEMENT...........................................15
4.7 MANAGEMENT CONSULTANT AGREEMENT...........................................16
4.8 COMPLIANCE WITH THIS AGREEMENT AND RELATED AGREEMENTS.....................16
4.9 PROCEEDINGS SATISFACTORY..................................................16

4.10 OPTION...................................................................16
4.11 NON-COMPETITION AGREEMENT................................................16
4.12 MINISTERIAL ITEMS........................................................16

5.   AFFIRMATIVE COVENANTS OF THE COMPANY.....................................17

5.1 INSPECTION RIGHTS.........................................................17
5.2 BUDGETS APPROVAL..........................................................17
5.3 FINANCINGS................................................................17
5.4 BY-LAWS AND INDEMNIFICATION...............................................18
5.5 CORPORATE EXISTENCE.......................................................18
5.6 EX-OFFICIO NON-VOTING BOARD MEMBER: EXPENSES OF DIRECTORS.................18
5.7 COMPLIANCE WITH LAWS......................................................18
5.8 KEEPING OF RECORDS AND BOOKS OF ACCOUNT...................................18
5.9 REPORTING REQUIREMENTS....................................................19
5.10 REPORTS TO DIRECTORS.....................................................19
5.11 MAINTENANCE OF FINANCIAL STRENGTH........................................20
5.12 MAINTENANCE OF ADEQUATE ERRORS & OMISSIONS/DIRECTORS &
      OFFICERS INSURANCE......................................................20
5.13 CREATION AND MAINTENANCE OF COMPENSATION COMMITTEE.......................20
5.14 SUBMISSION OF OPTION TO SHAREHOLDERS FOR APPROVAL........................20

6. NEGATIVE COVENANTS OF THE COMPANY..........................................21

6.1 DEALINGS WITH AFFILIATES..................................................21
6.2 COMPENSATION TO OFFICERS..................................................21
6.3 MAINTENANCE OF OWNERSHIP OF SUBSIDIARIES..................................21
6.4 CONDUCT OF BUSINESS.......................................................21
6.5 RESTRICTIONS ON INDEBTEDNESS..............................................21
6.6 ASSUMPTIONS OR GUARANTIES OF INDEBTEDNESS OF OTHER PERSONS................22
6.7 INVESTMENTS IN OTHER CORPORATIONS OR ENTITIES (LESS THAN 100% OWNED)......22
6.8 ACQUISITION OF OTHER CORPORATIONS OR ENTITIES (100% OWNED)................23
6.9 AMENDMENTS................................................................23
6.10 OTHER AGREEMENTS.........................................................23
6.11 USE OF FIDUCIARY FUNDS...................................................23

7. RIGHT OF FIRST REFUSAL.....................................................23

7.1 RIGHT OF FIRST REFUSAL....................................................23
7.2 NOTICE OF ACCEPTANCE......................................................24
7.3 CONDITIONS TO ACCEPTANCES AND PURCHASE....................................24
7.4 FURTHER SALE..............................................................25
7 5 EXCEPTION.................................................................25
7.6 SALE OF COMPANY AS A WHOLE................................................25
7.7 RIGHTS UNDER BUY-SELL AGREEMENT...........................................26

8. DEFINITIONS AND ACCOUNTING TERMS...........................................26

8.1 CERTAIN DEFINED TERMS.....................................................26
8.2 ACCOUNTING TERMS..........................................................30

9. INDEMNIFICATION ...........................................................30

9.1 GENERAL INDEMNITY.........................................................30
9.2 INDEMNIFICATION PROCEDURE.................................................31

10. MISCELLANEOUS.............................................................32

10.1 NO WAIVER: CUMULATIVE REMEDIES...........................................32
10.2 AMENDMENTS, WAIVERS AND CONSENTS.........................................32
10.3 ADDRESSES FOR NOTICES....................................................32
10.4 COSTS, EXPENSES AND TAXES................................................33
10.5 BINDING EFFECT: ASSIGNMENT...............................................33
10.6 SURVIVAL OF REPRESENTATIONS AND WARRANTIES...............................33
10.7 PRIOR AGREEMENTS.........................................................34
10.8 SEVERABILITY.............................................................34
10.9 CONFIDENTIALITY..........................................................34
10.10 GOVERNING LAW...........................................................34
10.11 HEADINGS................................................................35
10.12 COUNTERPARTS............................................................35
10.13 FURTHER ASSURANCES......................................................35
10.14 WAIVER..................................................................35
10.15 SPECIFIC ENFORCEMENT....................................................35
10.16 CUMULATIVE VOTING.......................................................36

EXHIBITS

Exhibit A: Certificate of Determination of Preferences of Series A Preferred
           Stock
Exhibit B: PAULA Trading Company (PTC) Agreement
Exhibit C: Management Agreement
Exhibit D: Purchase Option and Pre-Initial Public Offering Option
Exhibit E: Non-Competition Agreement

SCHEDULES
Schedule 1.5
Schedule 2.2
Schedule 2.3
Schedule 2.4
Schedule 2.6
Schedule 2.8
Schedule 2.9
Schedule 2.10
Schedule 2.12
Schedule 2.17
Schedule 2.18

           SERIES A PREFERRED STOCK PURCHASE AGREEMENT

                                                     Dated as of March 11, 1997

     PAULA Insurance Company
     Ladies and Gentlemen:

          CAPAX MANAGEMENT & INSURANCE SERVICES, a California corporation (the "Company"), hereby agrees with you as follows:

1. PURCHASE, SALE AND TERMS OF SHARES

1.1 THE PREFERRED SHARES.

    The Company has authorized the issuance and sale of 44,252 shares of its authorized but unissued shares of Series A Preferred Stock, no par value (the "Preferred Shares" or the "Series A Preferred Stock"), at a purchase price of $26.87 per share to PAULA Insurance Company (the "Purchaser"). The designation, rights, preferences and other terms and provisions of the Series A Preferred Stock are set forth in the Certificate of Determination attached as EXHIBIT A hereto (the "Certificate of Determination").

1.2 THE CONVERSION SHARES.

    The Company has authorized and has reserved and covenants to continue to reserve, free of preemptive rights and other similar contractual rights of stockholders, a sufficient number of its authorized but unissued shares of its Class A Common Stock, no par value (the "Class A Common Stock") and the Company's Class B Common Stock, no par value (the "Class B Common Stock" and together with the Class A Common Stock, the "Common Stock"), to satisfy the rights of conversion of the holders of the Preferred Shares. Any shares of Common Stock issuable upon conversion of the Preferred Shares (and such shares when issued) are herein referred to as the "Conversion Shares." The Preferred Shares and the Conversion Shares are sometimes collectively referred to as the "Shares."

1.3 PURCHASE PRICE AND CLOSING.

    The Company agrees to issue and sell to the Purchaser and, in consideration of and in express reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, the Purchaser agrees to purchase the Preferred Shares.

    The aggregate purchase price of the Preferred Shares is $1,189,050 in cash. The purchase price will be paid 80% at the Closing and the remaining 20%, as adjusted, following the calculation of the post-closing adjustment described in Section 1.4 below.

    The closing of the purchase and sale of the Preferred Shares to be acquired by the Purchaser from the Company under this Agreement (the "Closing") shall take place at the offices of the Purchaser at 10:00 a.m. on March 11, 1997, or at such time and date thereafter as the Purchaser and the Company may agree (the "Closing Date"). At the Closing, the Company will deliver to the Purchaser certificates for the Preferred Shares registered in the Purchaser's name, against delivery of a check or checks payable to the order of the Company, or a transfer of funds to the account of the Company by wire transfer. Notwithstanding the foregoing, the Purchaser shall be entitled to cancel interest due on any indebtedness of the Company or its subsidiaries to the Purchaser, but not principal thereof, in satisfaction of the portion of the purchase price due at the Closing, to the extent of such canceled interest.

1.4 POST-CLOSING ADJUSTMENT.

    The parties agree that the aggregate purchase price to be paid by the Purchaser set forth in Section 1.3 is an estimate of the true price agreed upon by the parties. It is the intent of the parties that the true price be determined by utilizing the following formula, which is based on the Company's audited calendar year 1997 financial statements which are not available at the time of closing:

    (i)   $1,189,050, minus the result of clauses (ii) - (iv) below;

    (ii)  $792,700; less

    (iii) the actual, audited pre-tax income of the Company for calendar year 1997 according to GAAP consistently applied (if the results are a loss, the loss will be added to, not subtracted from, $792,000);

    (iv)  multiplied by 0.30.

    Notwithstanding the foregoing, if the actual, audited pre-tax income of the Company for calendar year 1997 exceeds $792,000, there will be no post-closing adjustment.

    This adjustment shall be separate from, and in addition to, any adjustment called for by Section 1.7 below.

1.5 POST-CLOSING PAYMENTS.

    The final portion of the aggregate purchase price is calculated by the following formula: (i) $237,810 minus (ii) the amount of the post-closing adjustment plus (iii) interest on the result of (i) - (ii) from the date of closing to the date of payment at the same interest rate as the indebtedness of the Company or its subsidiaries to the Purchaser. The final portion of the aggregate purchase price will be paid following the calculation of the post-closing adjustment first by canceling by the Purchaser of any accrued but unpaid interest and principal of any indebtedness of the Company or its subsidiaries to the Purchaser. Any remaining payment due will be paid by the Purchaser's company check made payable to the Company.

    In the event the post-closing adjustment exceeds $237,810, then the Purchaser will not make any payments to the Company nor cancel any indebtedness or interest. Rather, the Company will agree to make and issue to the Purchaser a new note in the form attached hereto as SCHEDULE 1.5 in the principal amount of (i) the post-closing adjustment minus (ii) $237,810.

1.6 USE OF PROCEEDS.

    The Company shall use a portion of the proceeds from the sale of the Preferred Shares to assure compliance with regulatory monetary obligations outstanding at Closing, if any. The remainder of the proceeds shall be used for working capital, the acquisition of insurance books of business or insurance agencies or for investment in the Company's insurance agency subsidiaries. No portion of the purchase price shall be directly or indirectly paid to the Company's shareholders or bank creditors, except that up to $300,000 of such proceeds may be used to bring the balance of the Company's revolving credit line with Modesto Banking Company to zero for 30 days each year. Thereafter the Modesto Banking Company revolving credit line shall not be accessed unless the Company Board of Directors approves a plan to reduce the balance to zero when required by the Bank.

1.7 POST-CLOSING SHARE ADJUSTMENTS.

    1.7.1 The parties acknowledge that the number of Shares delivered to the Purchaser at the Closing is an estimate of the actual number of shares to which the Purchaser is entitled. Further, the parties agree that the Purchaser has bargained for a particular percentage of the fully-diluted equity of the Company as of the Closing Date. Due to a number of outstanding obligations of the Company to issue additional equity securities to parties other than the Purchaser, as of the Closing Date, the parties agree that the following adjustments to the number of outstanding Company Common Stock as of the Closing Date were made prior to this calculation of the estimated number of Preferred Shares to be delivered at closing:

       1. An aggregate of 1,983 shares of Class B Common Stock are assumed to be issued to Howard Maxwell in three annual installments; and

       2. An aggregate of 655.5 shares of Class B Common Stock are assumed to be issued to Gerald K. Takehara in five annual installments; (these shares can be expected to be issued to parties from whom the Company acquired books of business partially in exchange for stock on a deferred basis (1 and 2 collectively, the "Acquisition Shares");

       3. An aggregate of 4,152.5 shares of Class B Common Stock are assumed to be issued to the following producers employed by the Company pursuant to a grant given in 1995: Wade O. Osborne; Shayna Osborne; Pam Nelson; Richard D. Haile; Tim N. Buzzini; Janice D. Thompson; Estell A. Jones; Carole T. Adell; Don Barbe; Sonia Casares; Ezequiel Bondy-Villa; and Diane Jones in various installments;

       4. An aggregate of 4,647 shares of Class B Common Stock are assumed to be issued to Howard Maxwell as incentive compensation for services rendered to the Company in 1995, 1996, and 1997 (3 and 4 collectively, the "Bonus Shares").

    1.7.2 The number of Preferred Shares delivered at the Closing assumed that no equity of the Company would be issued as a result of the exercise of any other rights to purchase equity of the Company outstanding at the Closing ("Other Shares").

    1.7.3 In the event that more than the number of Acquisition Shares or the Bonus Shares are issued by the Company at the time that any portion of such shares are due to be issued, or the Company issues any Other Shares, the Company will be obligated to issue to the Purchaser that number of Preferred Shares which is determined by the following formula: (i) the number of Preferred Shares issued as Acquisition Shares and/or Bonus Shares at the time that any portion of such shares are due to be issued which exceeds the estimations used in Section 1.7.1 above, plus the number of Other Shares issued, divided by (ii) 6.667. The Company agrees to amend the Certificate of Determination, if necessary, to increase the authorized number of shares of its Series A Preferred Stock to include the additional shares to be issued under this Section.

    1.7.4 In the event that all or any portion of the Acquisition Shares or Bonus Shares are not issued to the parties to whom they are due on the dates that they are due to be issued, the Purchaser will be obligated to return to the Company that number of Preferred Shares which is determined by the following formula: (i) the number of Acquisition Shares or Bonus Shares not issued by the Company as planned divided by (ii) 6.667. In the event that Acquisition Shares or Bonus Shares which were not issued when due are ultimately issued, the adjustment made under this Section 1.7.4 will be reversed.

    1.7.5 No adjustment need be made under this Section 1.7 more often than once per year (effective as of the 1st day of January of each year) and all adjustments which should have otherwise been made during the pendency of such one year period will be delayed until the end of such period.

    1.7.6 In the event Other Shares are issued upon the exercise of options to buy such securities held by Joel W. Geddes, Jr. as of the Closing Date, the Purchaser shall be obligated to pay the Company an amount per each Share issued to the Purchaser as an adjustment based on the Other Shares issued to Mr. Geddes. The Purchaser's payment per each Share issued to the Purchaser will equal the exercise price paid by Mr. Geddes per Other Share. In lieu of paying such amount, the Purchaser may, in its sole discretion, forfeit the Shares to be issued to the

Purchaser as a result of the adjustment set forth in this Section 1.7 resulting from the issuance of Other Shares to Mr. Geddes upon exercise of his options.

    1.7.7 This adjustment shall be separate from, and in addition to, any adjustment called for by Section 1.4 above.

    1.7.8 The parties agree that the amount of Shares to be issued to the Purchaser shall be adjusted post-closing in the event certain contingent liabilities are actually incurred by the Company. If the Company or its subsidiaries makes payments to any third party as a result of the following:

    A. Payment to the Internal Revenue Service or any past or present participant in the CAPAX Employee Stock Ownership Plan (or its predecessors) arising out of the audit of that Plan's 1994 activities;

    B. Payments to Nordstrom & Tanner Insurance Services, or its shareholders, in amounts in excess of those set forth in SCHEDULE 2.6 hereof; then the Company shall issue additional Shares to the Purchaser in an amount equal to the amount of such payments, multiplied by 0.15, divided by $26.87. This adjustment will be separate from, and in addition to, any adjustment called for by Sections 1.4 and 1.7 above. The Company agrees to amend the Certificate of Determination, if necessary, to increase the authorized number of shares of its Series A Preferred Stock to include the additional shares to be issued under this Section.

1.8 BUY-SELL AGREEMENT.

    The Shares, and the Purchaser, shall be subject to all of the obligations of a holder of Common Stock under the Buy-Sell Agreement except the provisions of Section 10. Without admitting that the Purchaser is bound by any prior version of the Buy-Sell Agreement, the parties specifically agree that the Purchaser is not subject to Sections 2(g)(5), 2(g)(6), 2(h)(5), 2(h)(6), 2(i)(4) or 2(i)(5) of the June 23, 1998 restatement of the Buy-Sell Agreement.

1.9 RIGHT OF FIRST REFUSAL.

    Any transfer, sale, assignment, hypothecation, encumbrance, or alienation of any of the Shares other than according to the terms of this Agreement or the Related Agreements, shall be void and shall not transfer any right, title, or interest in or to the Shares, or any of them, to the purported transferee, buyer, assignee, pledgee, or encumbrancer.

    Purchaser shall be permitted to treat the Shares as an admitted asset for insurance regulatory purposes, giving certain rights of encumbrance to the California Commissioner of Insurance on behalf of the Purchasers' policyholders.

    In the event the Purchaser receives a BONA FIDE offer to purchase the Shares from an unaffiliated third party, the Purchaser shall be free to sell to such third party so long as the Purchaser first offers the Company or its designees (who shall be limited to the Company and other Company shareholders), the right to match such offer. The Purchaser shall provide the Company with written notice of any such offer and the terms of the offer including the identity of the third party. The Company and its designees shall have 60 days from receipt of such notice to notify the Purchaser that the Company, or its designees, will match the price and payment terms of the offer. If the Purchaser does not receive an exercise notice(s) that covers ALL of the Shares so offered for sale within the 60 day period, it will be free to sell all the Shares so offered for sale to the third party. Once so sold, the Shares will automatically convert into Common Stock. No subsequent sales of the Shares contemplated by a buyer who acquired the Shares pursuant to this Section 1.9 shall be subject to this right of first refusal or the procedures contained in this Section 1.9. The Purchaser shall have no right to sell the Shares to any party (i) licensed to sell insurance in the State of California, or (ii) affiliated with any entity so licensed.

2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company hereby represents and warrants to the Purchaser as of the Closing Date as follows:

2.1 ORGANIZATION. STANDING AND POWER OF THE COMPANY.

    Each of the Company and the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Company and the Subsidiaries has all requisite power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted and is duly qualified to do business in good standing in those foreign jurisdictions in which such qualification is required.

2.2 AUTHORITY; ENFORCEABILITY; NO CONFLICT.

    The Company has all requisite corporate power and authority to enter into this Agreement and each Related Agreement to which it is a party, to issue and sell the Shares, and to carry out its obligations hereunder and under each Related Agreement to which it is a party.

    The execution, delivery and performance of this Agreement and each Related Agreement to which it is a party by the Company and the issuance and sale of.the Shares by the Company, and the contingent sale of the Company pursuant to the execution and delivery of the Option (as defined), have been duly and validly authorized by all requisite corporate and Shareholder proceedings on the part of the Company. This Agreement and each Related Agreement to which it is a party when executed and delivered by the Company is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, conservatorship, receivership or other similar laws now or hereafter in effect relating to creditors' rights generally and
(ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

    Except as set forth on SCHEDULE 2.2, the execution and delivery of this Agreement and each Related Agreement to which it is a party by the Company does not, and the consummation by the Company of the transactions contemplated hereby and thereby will not result in or constitute: (a) a default, breach or violation of or under the Articles of Incorporation or the By-Laws, (b) a default, breach or violation of or under any mortgage, deed of trust, indenture, note, bond, license, lease agreement or other instrument or obligation to which the Company or any Subsidiary is a party or by which any of their respective properties or assets are bound, (c) a violation of any statute, rule, regulation, order, judgment or decree of any court, public body or authority by which the Company, any Subsidiary or any of their respective properties or assets are bound, (d) an event which (with notice or lapse of time or both) would permit any Person to terminate, accelerate the performance required by, or accelerate the maturity of any indebtedness or obligation of the Company or any Subsidiary under any agreement or commitment to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or by which any of their respective properties or assets are bound, (e) the creation or imposition of any lien, charge or encumbrance on any property of the Company or any Subsidiary under any agreement or commitment to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or by which any of their respective properties or assets are bound, or (f) an event which would require any consent under any agreement to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or by which any of their respective properties or assets are bound.

2.3 CAPITALIZATION.

    The authorized capital stock of the Company consists of (a) 1,000,000 shares of Class A Common Stock, of which 174,408 shares are outstanding, 44,252 are reserved for issuance upon conversion of the Series A Preferred Stock, (b) 1,000,000 shares of Class B Common Stock, of which 64,913 shares are outstanding and (c) 200,000 shares of Preferred Stock, no par value, of which 44,252 have been designated as Series A Preferred Stock, none of which are outstanding. All of the outstanding shares of the Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable. Except for the options issued or to be issued under the Stock Option Plan or as provided herein or in any of the Related Agreements, the obligations of the Company pursuant to the Asset Purchase Agreement dated March 16, 1994 with Takehara & Associates and the obligations of the Company pursuant to the letter of agreement between the Company and Nordstrom & Tanner Insurance Brokers of Northern California dated March 29, 1994 and the rights of Howard Maxwell to obtain up to $150,000 of Class B Common Stock, as incentive compensation, there are no outstanding preemptive, conversion or other rights, options or warrants granted or issued by or binding upon the Company for the purchase or acquisition by any other Person of any shares of capital stock of the Company or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of such capital stock. Except for the Company's obligations under the ESOP, the June 23, 1988 Restatement of CAPAX Management 8C Insurance Services Stock Purchase Agreement of August 21, 1986 (the "Buy-Sell Agreement") and the Certificate of Determination, the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any convertible securities, rights or options of the type described in the preceding sentence.

    Except as set forth in the Buy-Sell Agreement, the Company is not a party to, and it has no Knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of the Company.

    Except as set forth on SCHEDULE 2.3, the offer and sale of all capital stock, convertible securities, rights or options of the Company issued prior to the Closing Date complied with or were exempt from all applicable federal and state securities laws and no stockholder has a right of rescission or damages with respect thereto.

2.4 SUBSIDIARIES.

    SCHEDULE 2.4 sets forth each Subsidiary showing the jurisdiction of its incorporation or organization and showing the percentage of each Person's ownership of the outstanding stock or other interests of such Subsidiary. All of the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued, and are fully paid and non-assessable. There are no outstanding preemptive, conversion or other rights, options, warrants or agreements granted or issued by or binding upon any Subsidiary for the purchase or acquisition of any shares of capital stock of any Subsidiary or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of such capital stock. Neither the Company nor any Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of the capital stock of any Subsidiary or any convertible securities, rights or options of the type described in the preceding sentence. Neither the Company nor any Subsidiary is a party to, nor has any Knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of any Subsidiary.

2.5 STATUS OF SHARES.

    The Preferred Shares to be issued at the Closing have been duly authorized by all necessary corporate and shareholder action on the part of the Company. When issued and paid for as provided in this Agreement, the Preferred Shares will be validly issued and outstanding, fully paid and nonassessable, and the issuance of such Preferred Shares is not and will not be subject to preemptive or other similar contractual rights of any other stockholder of the Company. The Conversion Shares have been duly authorized by all necessary corporate action on the part of the Company and have been duly reserved for issuance. When the Conversion Shares are issued such shares will be validly issued and outstanding, fully paid and nonassessable and the issuance of such shares will not be subject to preemptive or other similar contractual rights of any other stockholder of the Company.

2.6 FINANCIAL STATEMENTS.

    Attached here as SCHEDULE 2.6 are the consolidated and consolidating balance sheets of the Company and the Subsidiaries as at December 31, 1996 and 1995 and the related consolidated and consolidating income statements and statements of cash flows and changes in stockholders' equity of the Company and the Subsidiaries for the fiscal years then ended. All such financial statements are complete and correct and fairly present the financial condition of the Company and the Subsidiaries at such dates and the results of the operations of the Company and the Subsidiaries for the periods covered by such statements, all in accordance with GAAP consistently applied. In the event that at any time after the Closing Date the Company shall be informed by its accountants that it is necessary or appropriate to adjust its financial statements to change the manner in which it amortizes its goodwill and/or expirations assets relating to mergers and acquisitions activities closing prior to the Closing Date, the Company represents that it will adjust such financial statements by restating them as of December 31, 1996 and will not recognize the adjustment in any period following the Closing Date. No such adjustment will cause any change in the purchase price or post-closing adjustments herein or constitute a breach of any representation and/or warranty under this Agreement.

2.7 LIABILITIES.

    Except as set forth in SCHEDULE 2.6, neither the Company nor any Subsidiary has any material liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) that would be required to be disclosed on a balance sheet of the Company or any Subsidiary (including the notes thereto) in conformity with GAAP.

2.8 INDEBTEDNESS.

    SCHEDULE 2.8 sets forth all outstanding secured and unsecured
Indebtedness of the Company or any Subsidiary, or for which the Company or any Subsidiary has commitments, immediately after the Closing Date. Neither the Company nor any Subsidiary is in default with respect to any Indebtedness, except as set forth on SCHEDULE 2.8.

2.9 TITLE TO ASSETS.

    Each of the Company and the Subsidiaries has good and marketable title to all of its real and personal property reflected in SCHEDULE 2.6, free of any mortgages, pledges, charges, liens, security interests or other encumbrances, except for Permitted Liens and those indicated on SCHEDULE 2.9. Each of the Company and the Subsidiaries enjoys peaceful and undisturbed possession under all leases under which it is operating, and all said leases are valid and subsisting and in full force and effect.

2.10 ACTIONS PENDING.

    Except as set forth in SCHEDULE 2.10, there is no action, suit, claim, investigation or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary which questions the validity of this Agreement or any of the Related Agreements or any action taken or to be taken pursuant hereto or thereto. There is no action, suit, claim, investigation or proceeding pending or, to the Knowledge of the Company, threatened, against or involving the Company, any Subsidiary or any of their respective properties or assets. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against the Company or any Subsidiary.

2.11 COMPLIANCE WITH LAW.

    In the Company's Knowledge, the business of the Company and the Subsidiaries has been and is presently being conducted so as to comply with all applicable federal, state, and local governmental laws, rules, regulations and ordinances. Each of the Company and the Subsidiaries has all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it.

2.12 TAXES.

    Except as set forth in SCHEDULE 2.12, each of the Company and the Subsidiaries has accurately prepared and timely filed all federal, state and other tax returns required by law to be filed by it, has paid or made provisions for the payment of all taxes shown to be due and all additional assessments, and adequate provisions have been and are reflected in the financial statements of the Company and the Subsidiaries for all current taxes and other charges to which the Company or any Subsidiary is subject and which are not currently due and payable. None of the federal income tax returns of the Company or any Subsidiary for the years subsequent to December 31, 1993 have been audited by the Internal Revenue Service. The Company has no Knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) pending or threatened against the Company or any Subsidiary for any period, nor of any basis for any such assessment, adjustment or contingency.

2.13 NO MATERIAL ADVERSE CHANGE.

    Since December 31, 1996, (a) there has been no material adverse change in the business, assets, operations, affairs, financial projections or financial condition of the Company or any Subsidiary; and (b) to the Company's Knowledge neither the business, financial condition, operation, financial projections or affairs of the Company, any Subsidiary nor any of their respective properties or assets have been adversely affected in any material respect as the result of any legislative or regulatory change, any revocation or change in any franchise, permit, license or right to do business, or any other event or occurrence, whether or not insured against.

2.14 CERTAIN FEES.

    No broker's, finder's or financial advisory fees or commissions will be payable by the Company or any Subsidiary with respect to the transactions contemplated by this Agreement and the Related Agreements.

2.15 DISCLOSURE.

    Neither this Agreement or the Schedules hereto nor any of the Related Agreements or any other document, certificate or instrument furnished to the Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by this Agreement or any of the Related Agreements, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

2.16 BOOKS AND RECORDS.

    The records and documents of the Company and the Subsidiaries accurately reflect in all material respects information relating to the business of the Company and the Subsidiaries, the location and collection of its assets, and the nature of all material transactions giving rise to the obligations or accounts receivable of the Company or any Subsidiary.

2.17 TRANSACTIONS WITH AFFILIATES.

    Except as set forth on SCHEDULE 2,17, there are no loans, leases, agreements, contracts, royalty agreements, management contracts or arrangements or other continuing transactions which exceed $15,000 per year in payments between the parties between (a) the Company, any Subsidiary or any of their respective customers or suppliers on the one hand, and (b) any officer, consultant or director of the Company, any Subsidiary or any Person owning any capital stock of the Company or any Subsidiary or any member of the immediate family of such officer, consultant director or stockholder or any corporation or other entity controlled by such officer, consultant, director or stockholder, or a member of the immediate family of such officer, consultant, director or stockholder on the other hand.

2.18 ABSENCE OF CERTAIN DEVELOPMENTS.

    Except as provided in SCHEDULE 2.18, since December 31, 1996, neither the Company nor any Subsidiary has:

       A. issued any stock, bonds or other corporate securities or any rights, options or warrants with respect thereto;

       B. borrowed any amount or incurred or become subject to any liabilities (absolute or contingent) except current liabilities incurred in the ordinary course of business which are comparable in nature and amount to the current liabilities incurred in the ordinary course of business during the comparable portion of its prior fiscal year, as adjusted to reflect the current nature and volume of the Company's or such Subsidiary's business;

       C. discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities paid in the ordinary course of business;

       D. declared or made any payment or distribution of cash or other property to stockholders with respect to its stock, or purchased or redeemed, or made any agreements so to purchase or redeem, any shares of its capital stock;

       E. mortgaged or pledged any of its assets, tangible or intangible, or subjected them to any liens, charge or other encumbrance, except Permitted Liens;

       F. sold, assigned or transferred any other material tangible assets, or canceled any material debts or claims, except in the ordinary course of business;

       G. sold, assigned or transferred any patents, patent rights, trademarks, trade names, copyrights, trade secrets or other intangible assets or intellectual property rights, or disclosed any proprietary confidential information to any person except to customers in the ordinary course of business or to the Purchaser or their representatives;

       H. suffered any substantial losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of prospective business;

       I. made any changes in employee compensation except in the ordinary course of business and consistent with past practices;

       J. made capital expenditures or commitments therefor that aggregate in excess of $50,000;

       K. entered into any other transaction other than in the ordinary course of business, or entered into any other material transaction, whether or not in the ordinary course of business;

       L. made charitable contributions or pledges in excess of $25,000;

       M. suffered any material damage, destruction or casualty loss, whether or not covered by insurance;

       N. experienced any material problems with labor or management in connection with the terms and conditions of their employment; or

       O. effected any two or more events of the foregoing kind which in the aggregate would be material to the Company or such Subsidiary.

2.19 ABSENCE OF OWNERSHIP RIGHTS IN BOOK OF BUSINESS.

    Other than the rights held by the shareholders of Gaddy, Ward & Company Insurance Brokers in its book of business and the rights of John Ertell and Cam Buck in their books of business, (i) no person has any right in or to commissions or fees due to the Company or any of its subsidiaries from the sale of insurance or management services recorded by the Company during the year ended December 31, 1996 and (ii) no person has any right to any payments in the event of the sale of any insurance or management services book of business owned by the Company or its subsidiaries due to an ownership interest in such books of business.

3. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

    The Purchaser hereby represents and warrants to the Company as of the Closing Date as follows:

3.1 ORGANIZATION AND STANDING OF THE PURCHASER.

    The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

3.2 AUTHORITY; ENFORCEABILITY; NO CONFLICT.

    The Purchaser has all requisite corporate power and authority to enter into this Agreement and each Related Agreement to which it is a party and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each Related Agreement to which it is a party by the Purchaser have been duly and validly authorized by all requisite corporate or partnership proceedings on the part of the Purchaser.

    This Agreement and each Related Agreement to which it is a party when executed and delivered by the Purchaser is a valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, conservatorship, receivership or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

    The execution and delivery of this Agreement and each Related Agreement to which it is a party by the Purchaser does not, and consummation by the Purchaser of the transactions contemplated hereby will not, result in or constitute (a) a default, breach or violation of or under the organizational documents of the Purchaser, (b) a default, breach or violation of or under any mortgage, deed of trust, indenture, note, bond, license, lease agreement or other instrument or obligation to which the Purchaser is a party or by which any of its properties or assets are bound, except for any defaults, breaches or violations which would not, individually or in the aggregate, have a material adverse effect on the Purchaser or prevent or materially delay the consummation by the Purchaser of the transactions contemplated hereby, or (c) a violation of any statute, rule, regulation, order, judgment or decree of any court, public body or authority, except for any violations which would not, individually or in the aggregate, have a material adverse effect on the Purchaser or prevent or materially delay the consummation by the Purchaser of the transactions contemplated hereby.

3.3 ACQUISITION FOR INVESTMENT.

    The Purchaser is an "accredited investor" as defined in Regulation D under the Securities Act, and is acquiring the Preferred Shares solely for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, and it has no present intention or plan to effect any distribution of the Preferred Shares. The Purchaser acknowledges that it is able to bear the financial risks associated with an investment in the Preferred Shares and that it has been given full access to such records of the Company and the Subsidiaries and to the officers of the Company and the Subsidiaries as it has deemed necessary and appropriate to conducting its due diligence investigation. The Preferred Shares will bear a legend to the following effect:

       "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or the laws of the State of California or elsewhere, and may not be sold or transferred except in compliance with that Act and such laws."

3.4 GOVERNMENTAL APPROVALS.

    No authorization, consent, approval, license or exemption of or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for, or in connection with, the execution, delivery and performance by the Purchaser of this Agreement and each Related Agreement to which it is a party.

4. CONDITIONS TO PURCHASER'S OBLIGATIONS

    The obligation of the Purchaser to purchase and pay for the Preferred Shares to be purchased by it at the Closing is subject to the following conditions:

4.1 REPRESENTATIONS AND WARRANTIES.

    Each of the representations and warranties set forth in Section 2 hereof shall be true, accurate and correct at the Closing Date with the same effect as though made at and as of such time.

4.2 CORPORATE AND SHAREHOLDER PROCEEDINGS.

    The Purchaser shall have received a copy of the resolutions of the Board of Directors and the Shareholders of the Company authorizing (a) the approval of the Certificate of Determination, (b) the election to the Board of Directors of Jeffrey A. Snider, (c) the execution, delivery and performance by the Company of this Agreement and each Related Agreement (including, if exercised by PAULA, the Option) to which it is a party, (d) the issuance of the Preferred Shares and (e) the execution, delivery and performance by the Company of all other agreements or matters contemplated hereby or executed in connection herewith, certified by the Secretary or an Assistant Secretary of the Company on the Closing Date.

4.3 OFFICER'S CERTIFICATE.

    The Purchaser shall have received a certificate of the President and Treasurer of the Company, dated the Closing Date, which shall certify that the representations and warranties contained in Section 2 hereof are true and correct as of the Closing Date and that all actions required to be taken by the Company prior to or at the Closing have been taken by the Company as of the Closing Date.

4.4 NO PROCEEDINGS OR LITIGATION.

    No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, no investigation by any governmental authority shall have been threatened, against the Company or any Subsidiary, or any of the officers or directors of the Company or any Subsidiary seeking to restrain, prevent or change the transactions contemplated by this Agreement, and each Related Agreement, or seeking damages in connection with such transactions.

4.5 CERTIFICATE OF DETERMINATION.

    The Certificate of Determination of the Series A Preferred Stock of the Company, setting forth, without limitation, the designations, preferences, powers, qualifications, special or relative rights and privileges of the Series A Preferred Stock (the "Certificate of Determination"), in the form of EXHIBIT A, shall have been filed with the Secretary of State of California.

4.6 PAULA TRADING COMPANY AGREEMENT.

    The Purchaser's parent, PAULA, and the Company shall have entered into the PAULA Trading Company Agreement (as amended from time to time, the "PTC Agreement"), substantially in the form of EXHIBIT B. The PTC Agreement will include, among other things, compensation to the Company for mergers and acquisition referrals and new product development to be provided to PAULA and its affiliates.

4.7 MANAGEMENT CONSULTANT AGREEMENT.

    The Purchaser's parent, PAULA, and the Company shall have entered into the Management Agreement, substantially in the form of EXHIBIT C.

4.8 COMPLIANCE WITH THIS AGREEMENT AND RELATED AGREEMENTS.

    The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement or any Related Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing.

4.9 PROCEEDINGS SATISFACTORY.

    All proceedings taken in connection with the issuance and sale of the Preferred Shares and all documents and papers relating thereto shall be satisfactory in form and substance to the Purchaser. The Purchaser shall have received copies of such documents and papers as the Purchaser may reasonably request in connection with this Agreement and the Related Agreements.

4.10 OPTION.

    Each of the Company and PAULA shall have executed and delivered the Purchase Option (the "Option") substantially in the form of EXHIBIT D hereto.

4.11 NON-COMPETITION AGREEMENT.

    Each of the Company and its Subsidiaries and PAULA and its subsidiary Pan American Underwriters, Inc. shall have executed and delivered the Non-Competition Agreement substantially in the form of EXHIBIT E hereto.

4.12 MINISTERIAL ITEMS.

    The Company shall have delivered to the Purchaser evidence reasonable satisfactory to the Purchaser's counsel of the Company's completion of the following items:

       A. cancellation of 8,140 shares of the Company's Common Stock in satisfaction of all indebtedness owed by Thomas Hobday to the Company;

       B. execution of settlement documents and delivery by Nordstrom & Tanner Insurance Brokers of Northern California ("Nordstrom") of a release in favor of the Company with respect to outstanding claims arising from the Nordstrom acquisition;

       C. termination of the UCC Security Interest filing in favor of the Aetna Insurance Company;

       D. waiver executed by the requisite parties to the Buy-Sell Agreement to the issuance of the Preferred Shares, and if necessary, the Conversion Shares and to the rights granted to the Purchaser under the Buy-Sell Agreement by the terms of Article 7 hereof;

       E. copies of the executed documentation of the renewal of the Company's $300,000 line of credit with the Bank; and

       F. No shares of Common Stock offered to the Company by holders thereof pursuant to the Buy-Sell Agreement or otherwise have been repurchased by the Company since December 31, 1995 (except for 6,000 shares of Class A Common Stock and 2,140 shares of Class B Common Stock repurchased from Thomas Hobday in exchange for cancellation of indebtedness) and no agreements to repurchase such shares have been entered into by the Company or any of its subsidiaries.

5. AFFIRMATIVE COVENANTS OF THE COMPANY

       The Company covenants and agrees that on and after the Closing Date it will:

5.1 INSPECTION RIGHTS.

    Permit during normal business hours, upon reasonable request and reasonable notice, the Purchaser or any employees, agents or representatives thereof, to examine and make reasonable copies of and extracts from the records and books of account of, and visit and inspect the properties, assets, operations and business of the Company and any Subsidiary, and to discuss the affairs, finances and accounts of the Company and any Subsidiary with any of its officers, consultants, directors or Key Employees.

5.2 BUDGETS APPROVAL.

    Prior to the commencement of each fiscal year, prepare and submit to, and obtain in respect thereof the approval of the Company's Board of Directors, a business plan and quarterly operating budget in detail for each fiscal year, quarterly operating expenses and profit and loss projections, quarterly balance sheet projections, quarterly cash flow projections and a capital expenditure budget for the fiscal year.

5.3 FINANCINGS.

    Promptly, fully and in detail, inform all of the members of the Board of Directors of any discussions, offers or contracts relating to possible financings of any material nature for the Company or any Subsidiary, whether initiated by the Company, any Subsidiary or any other Person and cause any such financing to be approved by at least two-thirds of the members of the Board of Directors.

5.4 BY-LAWS AND INDEMNIFICATION.

    The Company shall at all times maintain provisions in its By-laws or Articles of Incorporation indemnifying all officers and directors against liability to the maximum extent permitted under the laws of the state of its incorporation.

5.5 CORPORATE EXISTENCE.

    Maintain, and cause each of its Subsidiaries, to maintain their respective corporate existence, intellectual property rights, other rights and franchises in full force and effect to the extent appropriate in accordance with good business practice.

5.6 EX-OFFICIO NON-VOTING BOARD MEMBER; EXPENSES OF DIRECTORS.

    In addition to any Board member that the holders of the Shares may be entitled to elect voting separately as a class, the Purchaser shall be entitled to nominate and cause to be admitted to the Company's Board of Directors one "ex-officio" non-voting member of the Board of Directors. Such non-voting member shall be entitled to all rights and privileges of a full voting member of the Board, excepting the right to vote. Notwithstanding the foregoing, in the absence of the voting member of the Board elected by the holders of the Shares voting separately as a class, the ex-officio member shall be entitled to exercise the voting proxy of such absent voting member to the full extent permitted under applicable law.

    Promptly reimburse in full each director and ex-officio non-voting director of the Company who is not an officer or employee of the Company for all of his reasonable out-of-pocket expenses incurred in attending each meeting of the Board of Directors or any committee thereof within a reasonable time following presentment of customary documentation evidencing such expenditures.

5.7 COMPLIANCE WITH LAWS.

    Comply, and cause each Subsidiary to comply, with all applicable laws, rules, regulations and orders, noncompliance with which could have a material adverse effect on its business, assets, operations or condition, financial or otherwise.

5.8 KEEPING OF RECORDS AND BOOKS OF ACCOUNT.

    Keep, and cause each Subsidiary to keep, adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Company and such Subsidiary, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

5.9 REPORTING REQUIREMENTS.

    Furnish the following to the Purchaser:

       A. QUARTERLY REPORTS: as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of the Company, consolidated and consolidating balance sheets of the Company and the Subsidiaries as of the end of such period and consolidated and consolidating statements of income and statements of cash flows and changes in stockholders' equity of the Company and the Subsidiaries for such period and for the period commencing at the end of the previous fiscal year and ending with the end of such period, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, and including comparisons to the budget or business plan and an analysis of the variances from the budget or plan, prepared in accordance with GAAP consistently applied;

       B. ANNUAL REPORTS: as soon as available and in any event within 90 days after the end of each fiscal year of the Company, a copy of the annual audit report (including all notes thereto) for such year for the Company and the Subsidiaries, including therein consolidated and consolidating balance sheets of the Company and the Subsidiaries as of the end of such fiscal year and consolidated and consolidating statements of income and statements of cash flows and changes in stockholders' equity of the Company and the Subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all such consolidated statements to be duly certified by the Chief Financial Officer of the Company-and an independent public accountant of recognized national standing approved by the Audit Committee;

       C. REPORTS AND OTHER INFORMATION: within 10 days after receipt, publication, commencement or occurrence, copies of all consulting reports, management reports and notices of all material actions made available to any director of the Company, in his capacity as a director, such information as the Company shall make available to any of its stockholders, and such other information as the Purchaser shall reasonably request; and

       D. OFFICER'S CERTIFICATE: as soon as possible, and in any event within 30 days, after the end of a fiscal quarter, a certificate executed by a duly authorized officer of the Company representing as to the compliance of the Company with the provisions of Section 6.

       E. COMPLIANCE. The requirements of this Section 5.9 shall be fulfilled by delivery of the subject items to the Series A Director and/or otherwise directly to the Purchaser.

5.10 REPORTS TO DIRECTORS.

    Furnish the following to all directors of the Company:

       A. ACCOUNTANT'S LETTERS: within 10 days after receipt, copies of all accountant's letters, reviews and reports to management; and

       B. NOTICE OF ADVERSE CHANGES: promptly after the occurrence thereof and in any event within 10 days after each occurrence, notice of any default under any bank credit agreement or any other material agreement; or any material litigation, proceedings, suits or investigations affecting the Company or any Subsidiary; or any material adverse change in the business, assets, operations or condition of the Company or any Subsidiary.

5.11 MAINTENANCE OF FINANCIAL STRENGTH.

    At all times maintain such financial strength and liquidity so as to permit the Company and each of its Subsidiaries to maintain adequate levels of professional errors and omissions insurance for its operations and to continue to pay their respective debts as they become due.

5.12 MAINTENANCE OF ADEQUATE ERRORS K. OMISSIONS / DIRECTORS & OFFICERS
     INSURANCE.

    Maintain generally acceptable levels of professional errors & omissions insurance with nationally recognized carriers specializing in such coverage with A.M. Best ratings of B+ or better for each operating Subsidiary of the Company. Maintain generally acceptable levels of directors and officers insurance for the Company with nationally recognized carriers specializing in such coverage with A.M. Best ratings of B+ or better. The Company shall maintain no less than $1,000,000 of DAO cover with a retention or a deductible not to exceed $100,000. E

5.13 CREATION AND MAINTENANCE OF COMPENSATION COMMITTEE.

    So long as any of the Preferred Shares remain outstanding, the Board of Directors of the Company will maintain a committee, to be known as the Compensation Committee, to which it will delegate the approval of all compensation arrangements among the Company and the Subsidiaries on the one hand, and Key Employees on the other hand. The Compensation Committee will consist of three members, two of which will be non-employee members of the Board of Directors and the other member will be the Chief Executive Officer of the Company. For at least the first two years following the Closing Date, one of the two independent director members of the Committee will be Mr. Jeffrey A. Snider. A majority of the Committee must approve all compensation arrangements, including year-end and starting bonuses. The non-employee director members of the Committee will be solely responsible for approving compensation arrangements involving the Chief Executive Officer, including year-end and starting bonuses.

5.14 SUBMISSION OF OPTION TO SHAREHOLDERS FOR APPROVAL.

    Within 60 days of the Closing, the Company will submit the Option to the Company's shareholders for their approval. Such submission will be done in accordance with applicable California law, and with respect to the approval of the Option by the Company's ESOP, applicable Federal law. The Company will fully support the approval of the Option by its shareholders.

6. NEGATIVE COVENANTS OF THE COMPANY

    The Company covenants and agrees that on and after the Closing Date it will not, without the prior written approval of the Purchaser (which will not be unreasonably withheld or delayed):

6.1 DEALINGS WITH AFFILIATES.

    Enter into any material transaction (other than the repurchase of shares of Common Stock in compliance with the Company's obligations under the ESOP), including, without limitation, any real property leases, any loans or extensions of credit, release of guarantee or consulting agreement with any Affiliate.

6.2 COMPENSATION TO OFFICERS.

    Enter into, amend, modify or waive in any material respect any employment, benefit or compensation arrangement with any Key Employee, or pay to any Key Employee or officer compensation (including salary and bonus) in excess of that provided in any employment agreement as in effect in the Closing Date. Except as approved by the Purchaser, pay a bonus to any of the foregoing persons (in cash or in Common Stock) who are also shareholders of the Company or any Subsidiary which is not approved by the Compensation Committee of the Company's Board of Directors.

6.3 MAINTENANCE OF OWNERSHIP OF SUBSIDIARIES.

    Sell or otherwise dispose of any shares of capital stock of any Subsidiary, except to a wholly-owned Subsidiary, or permit any Subsidiary to issue, sell or otherwise dispose of any shares or rights to acquire any of its capital stock or the capital stock of any Subsidiary, except to the Company or a wholly-owned Subsidiary; provided, however, that the Company may liquidate, merge or consolidate any Subsidiary into or with itself, provided that the Company is the surviving entity, or into or with a wholly-owned Subsidiary, or the Company may sell all or a portion of any Subsidiary to the Company or a wholly-owned Subsidiary.

6.4 CONDUCT OF BUSINESS.

    Engage, or permit any Subsidiary to engage, in any business other than the business engaged in by the Company or any Subsidiary on the date hereof and any businesses or activities similar or related thereto.

6.5 RESTRICTIONS ON INDEBTEDNESS.

    Create, incur or assume, or permit any of its Subsidiaries to create, incur or assume, any Indebtedness if, after giving effect to such creation, incurrence or assumption, the Leverage Ratio would exceed .50 to 1.00.

6.6 ASSUMPTIONS OR GUARANTIES OF INDEBTEDNESS OF OTHER PERSONS.

    Assume, guarantee, endorse or otherwise become directly or contingently liable on, or permit any Subsidiary to assume, guarantee, endorse or otherwise become directly or contingently liable on (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss) any Indebtedness of any Person other than the Company, any Subsidiary or the ESOP, except for guaranties by endorsement of negotiable instruments for deposit or collection in the ordinary course of business, if, after giving effect thereto, the Leverage Ratio would exceed .50 to 1.00 assuming that the Company is primarily liable for the obligation guaranteed.

6.7 INVESTMENTS IN OTHER CORPORATIONS OR ENTITIES (LESS THAN 100% OWNED).

    Make or permit any Subsidiary to make, any loan or advance to any Person, or purchase, otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, the capital stock, assets comprising the business of, obligations of, or any interest in, any other corporation or entity which will not be operated as a wholly-owned Subsidiary, except:

       A. investments by the Company or a Subsidiary in evidences of indebtedness issued or fully guaranteed by the United States of America or any state or public subdivision thereof;

       B. investments by the Company or a Subsidiary in certificates of deposit, -notes, acceptances and repurchase agreements having a maturity of not more than one year from the date of acquisition issued by a fiscally sound and reputable bank organized in the United States having capital, surplus and undivided profits of at least $100,000,000;

       C. investments by the Company or a Subsidiary in the highest-rated commercial paper;

       D. investments by the Company or a Subsidiary in "Money Market" fund shares, or in money market accounts fully insured by the Federal Deposit Insurance Corporation and sponsored by banks and other financial institutions, provided that the investments consist principally of the types of investments described in clauses (a), (b) or (c) of this Section 6.07;

       E. loans or advances from a Subsidiary to the Company or from the Company to a wholly-owned Subsidiary.

       F. loans up to an aggregate of $200,000 to Gaddy, Ward and Company Insurance Brokers.

6.8 ACQUISITION OF OTHER CORPORATIONS OR ENTITIES (100% OWNED).

    Acquire, or permit any Subsidiary to acquire, all of the equity securities or all or substantially all of the assets of another Person, whether by purchase, merger or consolidation, if the annual revenue of such Person exceeds 10% of the annual revenue of the Company for the preceding year.

6.9 AMENDMENTS.

    Amend or waive any provision of the Articles of Incorporation or By-laws of the Company in any way that would adversely affect the liquidation preferences, dividend rights, voting rights or redemption rights of the holders of the Series A Preferred Stock.

6.10 OTHER AGREEMENTS.

    Enter into any agreement in which the terms of such agreement would materially restrict or materially impair the right to perform of the Company or any Subsidiary under this Agreement, any Related Agreement or the Articles of Incorporation of the Company.

6.11 USE OF FIDUCIARY FUNDS.

    Utilize, or permit any Subsidiary to utilize, in any way, any funds held by the Company or any Subsidiary in a fiduciary capacity, whether such funds are held in a trust account or otherwise for any purpose other than to timely pay over such funds to the rightful owner thereof.

7. RIGHT OF FIRST REFUSAL

7.1 RIGHT OF FIRST REFUSAL.

    Before the Company shall issue, sell or exchange, agree or obligate itself to issue, sell or exchange (a) any shares of Common Stock, (b) any other equity security of the Company, including without limitation, shares of preferred stock, (c) any convertible debt security of the Company including without limitation, any debt security which by its terms is convertible into or exchangeable for any equity security of the Company, (d) any security of the Company that is a combination of debt and equity, or (e) any option, warrant or other right to subscribe for, purchase or otherwise acquire any such equity security or any such convertible debt security of the Company, the Company shall, in each case, first offer to sell such securities (the "Offered Securities") to the Purchaser (the "Offeree") as follows: the Company shall offer to sell to the Offeree an amount of the Offered Securities (the "Basic Amount") sufficient to allow the Offeree to maintain a proportional interest in the Company equal to the number of shares of Common Stock (including for the purposes of such calculation the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock or conversion or exercise of other securities or options of the Company) then held by the Offeree over the total number of shares of

Common Stock issued and outstanding and the number of shares of Common Stock issuable upon conversion of the Preferred Stock or conversion or exercise of other securities or options of the Company, determined immediately prior to the issue, sale or exchange of the Offered Securities, at a price and on such other terms as applicable to such issuance, sale or exchange of Offered Securities. Such terms and price, and the Offeree's Basic Amount, shall be specified by the Company in writing delivered to the Offeree (the "Offer"), which Offer by its terms shall remain open and irrevocable for a period of thirty (30) days from receipt of the Offer.

7.2 NOTICE OF ACCEPTANCE.

    Notice of the Offeree's intention to accept, in whole or in part, any Offer made pursuant to Section 7.1 shall be evidenced by a writing signed by the Offeree and delivered to the Company prior to the end of the 30-day period of such offer, setting forth such of the Offeree's Basic Amount as the Offeree elects to purchase (the "Notice of Acceptance").

7.3 CONDITIONS TO ACCEPTANCES AND PURCHASE.

    A. PERMITTED SALES OF REFUSED SECURITIES. In the event that a Notice of Acceptance is not given by the Offeree in respect of all the Offered Securities, the Company shall have ninety (90) days from the expiration of the 30-day period set forth in Section 7.1 to sell all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by the Offeree (the "Refused Securities") to the Person or Persons, for the stated consideration and otherwise in all respects upon terms and conditions, including, without limitation, unit price and interest rates, which are no more favorable, in the aggregate, to such other Person or Persons or less favorable to the Company than those set forth in the Offer.

    B. REDUCTION IN AMOUNT OF OFFERED SECURITIES. In the event the Company shall propose to sell less than all the Offered Securities (any such sale to be in the manner and on the terms specified in Section 7.3(A) above), then the Offeree shall be obligated to reduce the number of shares or other units of the Offered Securities specified in its respective Notice of Acceptance to an amount which shall be not less than the amount of the Offered Securities which the Offeree elected to purchase pursuant to Section 7.2 multiplied by a fraction, (i) the numerator of which shall be the amount of Offered Securities which the Company actually proposes to sell, and (ii) the denominator of which shall be the amount of all Offered Securities. In the event that the Offeree reduces the number or amount of Offered Securities specified in its respective Notice of Acceptance, the Company may not sell or otherwise dispose of more than the reduced amount of the Offered Securities until such securities have again been offered to the Offeree in accordance with Section 7.1.

    C. CLOSING. Upon the closing, which shall include full payment to the Company, of the sale to such other Person or Persons of all or less than all the Refused Securities, the Offeree shall purchase from the Company, and the Company shall sell to the Offeree, the number of Offered Securities specified in the Notices of Acceptance, as reduced pursuant to Section 7.3(B) if the Offeree has so elected, upon the terms and conditions specified in the Offer. The purchase by the Offeree of any Offered Securities is subject in all cases to the preparation, execution and delivery by the Company and the Offeree of a purchase agreement relating to such

Offered Securities reasonably satisfactory in form and substance to the Offeree and its counsel; provided that if the purchasers of Refused Securities agree to close on terms offered to Offeree, the refusal of the Offeree to close shall not prevent the sale of Refused Securities or any portion of the Offered Securities to such purchaser.

7.4 FURTHER SALE.

    Subject to the proviso contained at the end of Section 7.3(C), in each case, any Offered Securities not purchased by the Offeree or other Person or Persons in accordance with Section 7.3 may not be sold or otherwise disposed of until they are again offered to the Offeree under the procedures specified in Sections 7.1, 7.2 and 7.3.

7.5 EXCEPTION.

    The rights of the Offeree under this Section 7 shall not apply to the following: (a) Common Stock issued as a stock dividend to holders of Common Stock or upon any subdivision or combination of shares of Common Stock; (b) Series A Preferred Stock issued as a dividend to holders of Series A Preferred Stock upon any subdivision or combination of shares of Series A Preferred Stock; (c) the Conversion Shares; (d) shares of Common Stock, or options exercisable therefor, issued after the date hereof to directors, officers or employees of or consultants to the Company or any Subsidiary pursuant to any qualified or non-qualified stock option plan or agreement, employee stock ownership plan, stock purchase agreement, stock plan, stock restriction agreement, or consulting agreement or such other options, arrangements, agreements or plans approved by the Board of Directors so long as the aggregate number of such shares does not exceed 10% of the number of Fully Diluted Outstanding Common Stock at the time of proposed issuance; (e) securities issued solely in consideration for the acquisition (whether by merger or otherwise) by the Company of all or substantially all of the capital stock or assets of any other entity; (f) securities issued in a transaction in which the entire proceeds (net of expenses) of issuance are used to pay, satisfy and discharge obligations of the Company to the Purchaser and (g) securities issued in a transaction in which the entire proceeds (net of expenses) of issuance are used to pay, satisfy and discharge Indebtedness owed by the Company to any Person other than a Subsidiary.

7.6 SALE OF COMPANY AS A WHOLE.

    The Purchaser shall have the same first refusal rights, on the same terms as set forth in Sections 7.1-7.5 above, in the case of the sale of the Company as a whole, whether such sale takes the form of a cash sale, merger or purchase of all or substantially all assets of the Company. In the event the offered consideration for such a sale is, in whole or in part, equity or debt securities of the offeror, the Purchaser shall be permitted to substitute its equity or debt securities for the offeror's in matching such offer. Such matching securities will be valued in the same manner as the offeror's securities are valued.

7.7 RIGHTS UNDER BUY-SELL AGREEMENT.

    The Purchaser shall have the same rights to purchase Common Stock offered for sale by Affiliates under the Buy-Sell Agreement as if the Preferred Shares were converted into Common Stock immediately prior to the offer of stock under the Buy-Sell Agreement

8. DEFINITIONS AND ACCOUNTING TERMS

8.1 CERTAIN DEFINED TERMS.

    As used in this Agreement, the following terms shall have the following meanings:

       "Acquisition Shares" shall have the meaning assigned to such term in
Section 1.7.1.

       "Affiliate" shall mean any officer or director of the Company or any Subsidiary or holder of five percent (5%) or more of any class of capital stock of the Company or any Subsidiary, or any member of their respective immediate families or any corporation or other entity directly or indirectly controlled by one or more of such officers, directors or 5% stockholders or members of their immediate families.

       "Agreement" shall mean this Series A Preferred Stock Purchase Agreement, including all amendments, modifications or supplements thereto.

       "Applicable Conversion Value" shall have the meaning assigned to such term in the Certificate of Determination.

       "Articles of Incorporation" shall mean the Articles of Incorporation of the Company, including all amendments, modifications or supplements thereto.

       "Bank" shall have the meaning assigned to such term in Section 4.7.

7.1.   "Basic Amount" shall have the meaning assigned to such term in Section

       "Board of Directors" shall mean the board of directors of the Company as constituted from time to time.

1.7.1. "Bonus Shares shall have the meaning assigned to such term in Section

       "Business Day" shall mean any day except a Saturday, Sunday or other day on which commercial banks in the State of California are authorized by law or executive order to close.

       "Buy-Sell Agreement" shall have the meaning assigned to such term in
Section 2.3.

       "By-Laws" means the By-Laws of the Company as amended from time to time.

       "Certificate of Determination" shall have the meaning assigned to such term in Section 4.5.

       "Closing" shall have the meaning assigned to such term in Section 1.3.

       "Closing Date" shall have the meaning assigned to such term in Section
1.3.

       "Code" shall mean the Internal Revenue Code of 1986, as amended.

       "Common Stock" shall have the meaning assigned to such term in Section
1.2.

       "Company" shall have the meaning assigned to such term in the introductory sentence hereof.

       "Consolidated Capitalization" means, at any date of determination thereof, the sum of (a) Consolidated Indebtedness plus (b) Consolidated Net Worth.

       "Consolidated Indebtedness" means, at any date of determination thereof, all Indebtedness of the Company and the Subsidiaries, as determined on a consolidated basis in accordance with GAAP.

       "Consolidated Net Worth" means, at any date of determination thereof, all amounts that would be included under stockholders' equity on a consolidated balance sheet of the Company and the Subsidiaries, as determined on a consolidated basis in accordance with GAAP.

       "Conversion Shares" shall have the meaning assigned to such term in
Section 1.02.

       "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

       "ESOP" shall mean the CAPAX Management & Insurance Services Employee Stock Ownership Plan dated December 28, 1994, including all amendments, supplements or modifications thereto.

       "Fully Diluted Outstanding Common Stock" shall mean at the time of the proposed issuance the number of issued shares actually outstanding (excluding any shares of the Company held by the Company as "treasury stock") at such time together with the number of shares of Common Stock which could be acquired at such time pursuant to all rights, options, warrants or convertible or exchangeable securities entitling the holders thereof to subscribe for or purchase or otherwise acquire shares of Common Stock as if such rights, options, warrants or convertible or exchangeable securities have been fully exercised or converted and the full amount of all Common Stock obtained in connection therewith has been obtained.

       "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time, applied on a basis consistent with those used in the preparation of the financial statements referred to in Section 2.6 (except for changes concurred in by the independent public accountants to the Company and the Subsidiaries).

       "Indebtedness" shall mean (a) any liability for borrowed money or evidenced by a note or similar obligation given in connection with the acquisition of any property or other assets (other than trade accounts payable incurred in the ordinary course of business); (b) all guaranties, endorsements and other contingent obligations, in respect of Indebtedness of others, whether or not the same are or should be reflected in the Company's balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, and (c) the present value of any lease payments due under leases required to be capitalized in accordance with GAAP.

       "indemnified party" shall have the meaning given such term in Section
9.2.

       "Key Employee" shall mean and includes the Chairman, President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, any executive officer of the Company or any Subsidiary with policy-making functions including, without limitation, the head of each Subsidiary, or any other individual so designated by the Board of Directors.

       "Knowledge" shall mean, after reasonable inquiry which would be undertaken by a similarly situated prudent man, no information has come to the attention of any Key Employee, giving any such Key Employee actual knowledge of facts contrary to the existence or absence of such facts indicated.

       "Leverage Ratio" means, at any date of determination thereof, the ratio of (a) Consolidated Indebtedness to (b) Consolidated Capitalization.

       "Management Agreement" shall have the meaning as defined in Exhibit C hereto.

       "Material Adverse Effect" means any material adverse effect on (a) the business, profits, properties or condition of the Company and the Subsidiaries, taken as a whole, (b) the ability of the Company to perform its obligations under the Agreement or any Related Agreement and (c) the binding nature, validity or enforceability of this Agreement or any Related Agreement, which, in each case, arises from, or reasonably could be expected to arise from, any action or omission of action on the part of the Company or any Subsidiary or the occurrence of any event or the existence of any fact or condition in respect of the Company or any Subsidiary or any of their respective properties.

       "Non-Competition Agreement" shall have the meaning as defined in Exhibit E. hereto.

       "Notice of Acceptance" shall have the meaning assigned to such term in
Section 7.2

       "Offer" shall have the meaning assigned to such term in Section 7.1.

       "Offeree" shall have the meaning assigned to such term in Section 7.1.

       "Offered Securities" shall have the meaning assigned to such term in
Section 7.1.

       "Option" shall have the meaning as defined in Exhibit D hereto.

       "Other Shares" shall have the meaning assigned to such term in Section 1.7.2.

       "PAULA" shall mean PAULA Financial, a California corporation and parent of the Purchaser.

       "PAULA Shares" shall have the meaning assigned to such term in Section
1.3.

       "Permitted Liens" shall mean (a) liens or charges for current taxes, assessments or other governmental charges which are not delinquent or which remain payable without penalty, or the validity of which is contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof, provided the Company shall have set aside on its books and shall maintain adequate reserves for their payment in conformity with GAAP, (b) liens, deposits or pledges made to secure statutory obligations surety or appeal bonds, or bonds for the release of attachments or for stay of execution, or to secure the performance of bids, tenders, contracts (other than for the payment of borrowed money), leases or for purposes of like general nature in the ordinary course of its business and (c) purchase money security interests for equipment hereafter acquired, conditional sale agreements, or other title retention agreements, with respect to equipment hereafter acquired, provided, however, that no such security interest or agreements shall extend to any property other than the after-acquired equipment then being purchased.

       "Person" shall mean an individual, corporation, partnership, joint venture, trust, university, or unincorporated organization, or a government or any agency or political subdivision thereof.

       "Plans" shall have the meaning assigned to such term in Section 2.13.

       "Preferred Shares" shall have the meaning assigned to such term in
Section 1.1.

       "PTC Agreement" shall have the meaning as defined in Exhibit B hereto.

       "Purchaser" shall have the meaning assigned to such term in Section 1.1.

       "Purchaser Director" mean that director of the Company who is a representative of the Purchaser. During the first two years after the Closing, such representative shall be Jeffrey A. Snider.

       "Refused Securities" shall have the meaning assigned to that term in
Section 7.3.

       "Related Agreements" shall mean the PTC Agreement, the Non-Competition Agreement, the Option Agreement, the Management Agreement and the Buy-Sell Agreement, including all amendments, modifications or supplements thereto.

       "Series A Preferred Stock" shall have the meaning assigned to such term in Section 1.1.

       "Shares" shall have the meaning assigned to such term in Section 1.2.

       "Stock Option Plan" shall mean the 1995 Stock Bonus Program of the Company, including all amendments, supplements or modifications thereto.

       "Subsidiary" shall mean any corporation or other entity of which at least a majority of the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by the Company and/or any of its other Subsidiaries.

8.2 ACCOUNTING TERMS.

    All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistently applied, and all financial data submitted pursuant to this Agreement, unless otherwise specified, shall be prepared in accordance with GAAP.

9. INDEMNIFICATION

9.1 GENERAL INDEMNITY.

    The Company agrees to indemnify and save harmless the Purchaser (and its respective directors, officers, affiliates, agents, successors and assigns) from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorneys' fees, charges and disbursements) necessarily incurred by the Purchaser as a result of any inaccuracy in or breach of the representations and warranties
(as of the closing date) or covenants (as of and after the closing date) made by the Company herein or in any of the Related Agreements. The Purchaser agrees to indemnify and save harmless the Company and its directors, officers, affiliates, agents, successors and assigns from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorneys' fees, charges and disbursements) incurred by any of the Company as a result of any inaccuracy in or breach of the representations, warranties or covenants made by the Purchaser herein. Neither party shall be liable for indemnification hereunder unless the other party's damages from a breach of representations and warranties exceeds $50,000 in the aggregate or the other party's damages from a breach of a covenant or other term hereof exceeds $10,000 per year.

9.2 INDEMNIFICATION PROCEDURE.

    Any party entitled to indemnification under this Section 9 (an "indemnified party") will give written notice to the indemnifying party of any claim with respect to which it seeks indemnification promptly after the discovery by such party of any matters giving rise to a claim for indemnification; provided that the failure of any party entitled to indemnification hereunder to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Section 9 except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any action, proceeding or claim is brought against an indemnified party in respect of which indemnification is sought hereunder, the indemnifying party shall be entitled to participate in and, unless in the reasonable judgment of the indemnified party a conflict of interest between it and the indemnifying party may exist in respect of such action, proceeding or claim, to assume the defense thereof, with counsel reasonably satisfactory to the indemnified party. In the event that the indemnifying party advises an indemnified party that it will contest such a claim for indemnification hereunder, or fails, within thirty (30) days of receipt of any indemnification notice to notify, in writing, such person of its election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the indemnified party may, at its option, defend, settle or otherwise compromise or pay such action or claim. In any event, unless and until the indemnifying party elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the indemnified party's costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding shall be losses subject to indemnification hereunder. The indemnified party shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifymg party and shall furnish to the indemnifying party all information reasonably available to the indemnified party which relates to such action or claim. The indemnifying party shall keep the indemnified party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the indemnifying party elects to defend any such action or claim, then the indemnified party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. The indemnifying party shall not be liable for any settlement of any action, claim or proceeding effected without its written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. Anything in this Section 9 to the contrary notwithstanding, the indemnifying party shall not, without the indemnified party's prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on the indemnified party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the indemnified party, a release from all liability in respect of such claim. The indemnification required by this Section 9 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred so long as the indemnified party irrevocably agrees to refund such moneys if it is ultimately determined by a court of competent jurisdiction that such party was not entitled to indemnification. The indemnity agreements contained herein shall be in addition to (a) any cause of action or similar right of the indemnified party against the indemnifying party or others, and (b) any liabilities the indemnifying party may be subject to pursuant to the law.

10. MISCELLANEOUS

10.1 NO WAIVER; CUMULATIVE REMEDIES.

    No failure or delay on the part of any party to this Agreement in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

10.2 AMENDMENTS, WAIVERS AND CONSENTS.

    Any provision in the Agreement to the contrary notwithstanding, and except as hereinafter provided, changes in, termination or amendments of or additions to this Agreement or any Related Agreement may be made, and compliance with any covenant or provision set forth herein may be omitted or waived, if the Company (a) shall obtain consent thereto in writing from the Purchaser. Any waiver or consent may be given subject to satisfaction of conditions stated therein and any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

10.3 ADDRESSES FOR NOTICES.

    Any notice, demand, request, waiver or other communication under this Agreement or any Related Agreement shall be in writing and shall be deemed to have been duly given on the date of service if personally served, on the date of transmission if sent by telecopier or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered, return receipt requested, postage prepaid and addressed as follows:

               To the Purchaser: PAULA Financial
                                 300 North Lake Avenue
                                 Suite 300
                                 Pasadena, California 91101
                                 Attention: President
                                 Telecopier No.: (818) 304-1056

                 To the Company: CAPAX Management & Insurance Services
                                 1150 Ninth Street, 14th Floor
                                 Modesto, CA 95353
                                 Attn: President
                                 Telecopier No: (209) 521-1620

                 With a copy to: Robert W. Crabtree, Esq.
                                 Crabtree, Schmidt, Zeff, Jacobs and Farrar
                                 1100 14th Street, Second Floor
                                 Modesto, CA 95354
                                 Telecopier No: (209) 526-0632

10.4 COSTS, EXPENSES AND TAXES.

    The prevailing party shall be entitled to the reasonable fees and out-of-pocket expenses of legal counsel, independent public accountants, consultants and other outside experts retained by such party in connection with the successful enforcement of this Agreement or any Related Agreement. In addition, the Company shall pay any and all stamp, or other similar taxes payable or determined to be payable in connection with the execution and delivery of this Agreement, the issuance of the Preferred Shares and the other instruments and documents to be delivered hereunder or thereunder, and agrees to save the Purchaser harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

10.5 BINDING EFFECT: ASSIGNMENT.

    This Agreement and each Related Agreement to which it is a party shall be binding upon and inure to the benefit of each of the Company and the Purchaser and their respective heirs, successors and assigns, except that the Company shall not have the right to delegate its obligations hereunder or to assign its rights hereunder or any interest herein without the prior written consent of the Purchaser and the Purchaser shall not have the right to assign their rights hereunder or any interest herein (including, without limitation, by the sale of their Shares) without the prior written consent of the Company; provided that the Purchaser may assign their rights, without such prior written consent, to any Person which purchases all of the Preferred Shares from the Purchaser as permitted hereunder or under a Related Agreement, or to any entity controlling, controlled by or under common control with the Purchaser. For the purposes of this Section 10.5, "control" shall mean any Purchaser beneficially owns more than 50% of the voting securities of such entity or more than 50% of the voting securities of such Purchaser is directly or indirectly beneficially owned or held by such entity or such Purchaser is a partnership in which such entity is a general partner.

10.6 SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

    All representations and warranties made in this Agreement, each Related Agreement, the Shares, or any other instrument or document delivered in connection herewith or therewith, shall remain enforceable until December 31, 1999; provided that the representations and warranties shall remain enforceable for two years after such date to the extent written notice of any breach thereof is given on or prior to such date and the representations and warranties relating to taxes shall survive for the applicable statute of limitation.

10.7 PRIOR AGREEMENTS.

    This Agreement, each Related Agreement, the terms of the Series A Preferred Stock, and the other agreements executed and delivered herewith constitute the entire agreement between the parties and supersedes any prior understandings or agreements concerning the subject matter hereof.

10.8 SEVERABILITY.

    The provisions of this Agreement, each Related Agreement and the terms of the Series A Preferred Stock are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of a provision contained in this Agreement, any Related Agreement or the terms of the Series A Preferred Stock shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement, any Related Agreement or the terms of the Series A Preferred Stock; but this Agreement, each Related Agreement and the terms of the Series A Preferred Stock shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provisions or part reformed so that it would be valid, legal .and enforceable to the maximum extent possible.

10.9 CONFIDENTIALITY.

    The Purchaser agrees that it will keep confidential and will not disclose or divulge any confidential, proprietary or secret information which the Purchaser may obtain from the Company pursuant to financial statements, reports and other materials submitted by the Company to the Purchaser pursuant to this Agreement, or pursuant to visitation or inspection rights granted hereunder, unless such information is known, or until such information becomes known other than through a breach of this Section 10.9, to the public; PROVIDED, HOWEVER, that the Purchaser may disclose such information (a) on a confidential basis to its attorneys, accountants, consultants and other professionals to the extent necessary to obtain their services in connection with its investment in the Company, (b) to any prospective purchaser of any Preferred Shares or Conversion Shares from the Purchaser as long as such prospective purchaser agrees in writing to be bound by the provisions of this Section 10.9, (c) to any entity controlling, controlled by or under common control with the Purchaser or (d) as required by applicable law.

10.10 GOVERNING LAW.

    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, AND WITHOUT GIVING EFFECT TO CHOICE OF LAW PROVISIONS.

10.11 HEADINGS.

    Article, section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

10.12 COUNTERPARTS.

    This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

10.13 FURTHER ASSURANCES.

    From and after the date of this Agreement, upon the request of the Purchaser or the Company, each of the Company and the Purchaser shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement, each Related Agreement and the Shares.

10.14 WAIVER.

    At any time prior to the Closing Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and
(c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such waiver but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or future failure.

10.15 SPECIFIC ENFORCEMENT.

    Each of the Purchaser and the Company acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement and each Related Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement, each Related Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they may be entitled at law or equity.

10.16 CUMULATIVE VOTING.

    Notwithstanding anything herein or in the Certificate of Determination to the contrary, the Purchaser agrees not to exercise its rights to cumulate its votes in the election of directors of the Company. In the event the Purchaser is required to exercise its cumulative voting rights notwithstanding this
Section 10.16, the Purchaser agrees to exercise all of its cumulative votes for the election of the Purchaser Director.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

                             COMPANY:

                             CAPAX MANAGEMENT & INSURANCE
                               SERVICES


                             BY: /s/ Jaru Giddis Jr.
                                 ----------------------------

                             PURCHASER:

                             PAULA INSURANCE COMPANY


                             By: /s/ [ILLEGIBLE]
                                 ----------------------------